SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8 (a) OF THE
                         INVESTMENT COMPANY ACT OF 1940



                  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration submits the following information:

         ----------------------------------------------------------------

Name:

                                    Evergreen Hedged Specialists Fund, LLC

Address of Principal Business Office (No. & Street, City, State Zip Code):

                                    Evergreen Hedged Specialists Fund, LLC
                                    200 Berkeley Street
                                    Boston, Massachusetts  02116-5034

Telephone Number (including area code):

                                    (800) 343-2898

Name and address of agent for service of process:

                                    Michael H. Koonce, Esq.
                                    Evergreen Hedged Specialists Fund, LLC
                                    200 Berkeley Street
                                    Boston Massachusetts  02116-5034

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8 (b) of the Investment Company Act of 1940, as amended, concurrently with the filing of form N-8A:

                                    YES   X          NO   __
                                          -




                                   SIGNATURES



         Pursuant to the requirements of the Investment Company Act of 1940, as amended, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston, the Commonwealth of Massachusetts on the 8th day of August, 2002.




                                   Evergreen Hedged Specialists Fund, LLC
                                   --------------------------------------
                                   (Name of Registrant)



                                   By:  Evergreen Investment Management Company,
                                          LLC
                                         Organizational Member


                                   By  /s/Michael H. Koonce
                                       ----------------------------
                                          Michael H. Koonce
                                          Authorized Person


Attest:  /s/Lloyd Lipsett
         --------------------------
        Name: Lloyd Lipsett
        Title: Authorized Person